Exhibit 99.1

People’s United Financial Announces Updated Loan Forbearance Data

BRIDGEPORT, CT., September 15, 2020 – People’s United Financial, Inc. (NASDAQ: PBCT) today announced the amount of loans in forbearance has significantly improved since the end of the second quarter. As of September 11, 2020, total deferrals were approximately $1.6 billion, compared to more than $7.1 billion at June 30, 2020. The current forbearance level is comprised of $1.4 billion of second deferrals and $249 million of loans still in the first deferral period.

“While we remain committed to supporting customers during these challenging economic times, we are pleased by the reduction in loans needing relief,” said Jack Barnes, Chairman and Chief Executive Officer. “As expected, the largest concentration of second deferrals is in the hospitality sector. However, we have confidence that the strength and experience of the hotel owner-operators in our portfolio should enable them to successfully navigate the pandemic-driven industry slowdown. Overall, the significant improvement in forbearance and sustained excellent credit quality further reflect our long-held, conservative underwriting approach and high quality, cycle-tested customer base.”

People’s United Bank, N.A. is a subsidiary of People’s United Financial, Inc., a diversified, community-focused financial services company headquartered in the Northeast with over $61 billion in assets. Founded in 1842, People’s United Bank offers commercial and retail banking through a network of over 400 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine, as well as wealth management and insurance solutions. The company also provides specialized commercial services to customers nationwide.

Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financial’s plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe,” “should” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financial’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, international, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) changes in accounting and regulatory guidance applicable to banks; (7) price levels and conditions in the public securities markets generally; (8) competition and its effect on pricing, spending, third-party relationships and revenues; (9) the successful integration of acquisitions; (10) changes in regulation resulting from or relating to financial reform legislation; and (11) the COVID-19 pandemic and its effect on the economic and business environment in which we operate. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Andrew S. Hersom, Investor Relations

203.338.4581

Andrew.Hersom@peoples.com

MEDIA CONTACT:

Steven Bodakowski, Corporate Communications

203.338.4202

Steven.Bodakowski@peoples.com